As filed with the Securities and Exchange Commission on __________, 1998
                                                   Registration No.  333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ________________________
                        PHYSICIAN SALES & SERVICE, INC.
            (Exact name of registrant as specified in its charter)

          FLORIDA                                        59-2280364
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

            4345 Southpoint Boulevard, Jacksonville, Florida  32216
                                (904) 332-3000
              (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                               PATRICK C. KELLY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                        PHYSICIAN SALES & SERVICE, INC.
                           4345 SOUTHPOINT BOULEVARD
                         JACKSONVILLE, FLORIDA  32216
                                (904) 332-3000
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)

     The Commission is requested to send copies of all communications to:

                            J. VAUGHAN CURTIS, ESQ.
                           KIMBERLY A. KNIGHT, ESQ.
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                          1201 WEST PEACHTREE STREET
                         ATLANTA, GEORGIA  30309-3424
                                (404) 881-7000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_] ______

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                           PROPOSED MAXIMUM AGGREGATE             PROPOSED
     TITLE OF SHARES       AMOUNT TO BE          OFFERING PRICE               MAXIMUM AGGREGATE            AMOUNT OF
    TO BE REGISTERED        REGISTERED            PER SHARE(1)                OFFERING PRICE(1)       REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share           70,275 shares              $20.16                     $1,416,744.00              $417.94
=========================================================================================================================

/(1)/ Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant's Common Stock on February 19, 1998, as reported on the Nasdaq National Market System.

                            ________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A      +
+   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH    +
+   THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD   +
+   NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION       +
+   STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN       +
+   OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE    +
+   ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,             +
+   SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR            +
+   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED __________, 1998

                                  PROSPECTUS

                                 70,275 SHARES

                        PHYSICIAN SALES & SERVICE, INC.

                                 COMMON STOCK

     This prospectus relates to 70,275 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Physician Sales & Service, Inc., a Florida corporation ("PSS" or the "Company"). All of these Shares are being offered for sale by the holders of the Common Stock named herein under the heading "Selling Shareholders" (the "Selling Shareholders"). None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company.

     The shares of Common Stock of the Company are listed on the Nasdaq National Market System ("Nasdaq") under the symbol PSSI. On February 21, 1998 the last sales price for the shares of Common Stock as reported by Nasdaq was $20.1875 per share.

     The Selling Shareholders named herein or any transferees or other successors in interest, directly or through dealers or underwriters to be designated, may sell the Common Stock from time to time in a single block to a broker-dealer acting as principal, in one or more transactions on the Nasdaq National Market or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay one-half of the expenses of this registration and the Selling Shareholders will pay the remaining one-half of such expenses pro rata based on the number of shares of Common Stock being offered hereby. The Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. The expenses to be borne by the Company are estimated at $23,000. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Shareholders and any broker-dealer, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution" below.

                       _________________________________


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
               NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
                ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                The date of this Prospectus is __________, 1998

                             AVAILABLE INFORMATION


     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the exhibits relating thereto filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address: http://www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "PSSI," and such reports, proxy statements and other information concerning the Company are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-23832) are hereby incorporated by reference into this Prospectus:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1997 (including those portions of the Company's definitive proxy statement for the Annual Meeting of Shareholders held on July 22, 1997 incorporated by reference therein, but specifically excluding Items 6, 7 and 8 thereof, which have been superceded by the Company's Current Report on Form 8-K filed with the Commission on December 23, 1997);

(b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997, September 30, 1997, and December 31, 1997;

(c) The Company's Current Reports on Form 8-K filed September 9, 1997, November 6, 1997 (which has been superceded by the Company's Current Report on Form 8-K filed with he Commission on December 23, 1997), December 23, 1997 and December 23, 1997;

(d) The Company's Registration Statement on Form S-4 initially filed with the Commission on January 15, 1998 (Reg. No. 333-44323); and

(e) The description of Common Stock set forth in the Company's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to the Assistant Secretary of Physician Sales & Service, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telephone number (904) 332-3000.


            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act with respect to the Company. All statements other than statements of historical facts included in or incorporated by reference into this Prospectus, including those regarding market trends, the Company's financial position, business strategy, projected costs and plans and objectives of management for future operations, are forward-looking statements. In general, such statement are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will," "should," "may," "expects," "expected," and "anticipates" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "RISK FACTORS," and elsewhere, including, without limitation, in conjunction with the forward-looking statements included in or incorporated by reference to this Prospectus, and from time to time in the Company's Commission report and other filings. These forward-looking statements represent the judgment of the Company as of the date of this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements. The Company disclaims, however, any intent or obligation to update its forward-looking statements.

                                  THE COMPANY

     Physician Sales & Service, Inc. ("PSS" or the "Company") is a specialty marketer and distributor of medical products to physicians, other alternate-site providers and hospitals. PSS is the leading distributor of medical supplies, equipment and pharmaceuticals to office-based physicians in the United States based on revenues, serving over 104,000 physician offices (representing approximately 54% of all physician offices) in all 50 states (the "Physician Supply Business"). The Company, which entered the imaging-supply market in November 1996, has grown to be the second-largest distributor of imaging supplies and equipment in the United States based on revenues, serving over 12,000 customer sites in 21 states (the "Imaging Business"). PSS also distributes medical products to office-based physicians and hospitals in five European countries (the "International Business"). PSS has grown rapidly in recent years through acquisitions, same-center growth and new-center development. Net revenues for the twelve months ended December 31, 1997 was approximately $938.9 million up from $351.2 million in fiscal year 1994.

     PSS employed over 800 highly trained sales representatives as of December 31, 1997, over 700 of which are focused on the physician-office market. This large sales organization enables PSS to market medical products on a national basis and has positioned the Company as a distributor of choice for manufacturers whose products require consultative selling. PSS has established exclusive or semi-exclusive distribution arrangements for certain products with such leading manufacturers as Abbott Laboratories ("Abbott"), Siemens AG, Hologic, Inc., C. R. Bard, Inc., HumaScan Inc. and F. Hoffman-La Roche Ltd. PSS distributes over 39,000 medical products from 89 service centers, 64 of which are focused on the physician-office market, located throughout the United States and in Europe, enabling the Company to be highly responsive to local market needs, including providing same-day delivery service to most customers on a regular basis.

     The Company believes that the United States medical-products distribution market aggregates approximately $34 billion in annual revenues, of which approximately $6.5 billion represents the physician-office market (of which approximately $1 billion are imaging-related medical products) and the balance represents the hospital, ambulatory surgery center, long term care and home health care markets. The Company believes that the imaging-supply market is an approximately $5 billion component of the overall medical-products distribution industry, encompassing each of the hospital, physician and other provider segments. Revenues of the medical-products distribution industry are estimated to be growing as a result of a growing and aging population, increasing health care awareness, and expanding third-party insurance coverage. In addition, the physician market is benefiting from the shift of procedures and diagnostic testing from hospitals to alternate sites, particularly physician offices.

     The Company is incorporated under the laws of the State of Florida. The address and telephone number of its principal executive offices are 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, telephone number
(904) 332-3000.

                              RECENT DEVELOPMENTS

     On October 7, 1997, PSS issued an aggregate principal amount of $125.0 million of its 8 1/2% senior subordinated notes due 2007 (the "Private Notes") in a private offering under Rule 144A of the 1933 Act. The initial purchasers of the Private Notes were BT Alex. Brown Incorporated, Salomon Brothers Inc. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers"). The Initial Purchasers resold the Private Notes in the United States to qualified institutional buyers under Rule 144A under the 1933 Act and to a limited number of other institutional "accredited investors" as defined in Rule 501 of the 1933 Act. Net proceeds to PSS from the sale of the Private Notes was $120,831,250. PSS closed its offer to exchange the Private Notes for senior subordinated notes of PSS with substantially identical terms to the Private Notes (the "Notes") (except that the Notes do not contain terms with respect to transfer restrictions) on February 10, 1998. Interest on the Notes accrue from October 7, 1997 and will be payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are unconditionally guaranteed on a senior subordinated basis by all of PSS' domestic subsidiaries.

     On December 14, 1997, the Company entered into an Agreement and Plan of Merger (the "Gulf South Merger Agreement") with Gulf South Medical Supply, Inc. ("Gulf South") and PSS Merger Corp., a wholly-owned subsidiary of the Company ("Merger Corp."). Gulf South is the largest distributor of medical supplies and related products to the long-term care industry, operating 23 regional distribution centers which serve 50 states. Subject to the terms and conditions of the Gulf South Merger Agreement, Merger Corp. will merge with and into Gulf South (the "Gulf South Merger"), with Gulf South surviving as a wholly-owned subsidiary of the Company. Under the terms of the Gulf South Merger Agreement, each share of common stock of Gulf South, $.01 par value per share ("Gulf South Common Stock"), issued and outstanding will be exchanged for 1.75 shares of PSS Common Stock and each option and warrant to purchase shares of Gulf South Common Stock outstanding will become options and warrants to purchase shares of PSS Common Stock. Assuming exercise of all options and warrants to purchase Gulf South Common Stock, the maximum number of shares of PSS Common Stock to be issued in the Gulf South Merger is approximately 31,027,008. Consummation of the proposed Gulf South Merger is subject to approval by the shareholders of both the Company and Gulf South and various state and federal regulatory agencies and other customary conditions. The Company believes that if the proposed Gulf South Merger is consummated, the combined company will be the leading distributor of medical products to the physician office, imaging-supply and long-term care markets in the United States. See "Risk Factors - Risks that Gulf South Merger Will Not Close."

     On January 30, 1998, the Company completed the acquisition of Southwest Radiographics, Inc. of Albuquerque, New Mexico, a medical imaging distributor. The acquired company reported revenues of approximately $26.7 million for the twelve months ended December 31, 1997.

                                 RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.


ACQUISITION STRATEGY

     PSS has grown through, and anticipates that it will continue to grow through, the acquisition of medical-products distributors. PSS has historically grown through acquisitions and plans to enter new lines of business and new geographic areas through acquisitions. Acquisitions, including the proposed Gulf South Merger, may expose PSS to particular risks, including, without limitation, diversion of management's attention, the inability to integrate acquired companies' operations into PSS' operations, the inability to integrate acquired companies' information systems into PSS' information systems, assumption of liabilities and amortization of goodwill and other acquired intangible assets, entry into markets in which PSS has little or no direct prior experience, and the potential loss of key employees of the acquired company, some or all of which could have a material adverse effect on the financial condition or results of operations of PSS. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support extension of the Company's operations. The Company's future operating results will also substantially depend on the ability of its officers and key employees to manage changing business conditions and to implement and improve its technical, administrative, financial control and reporting systems. If the Company is unable to respond to and manage changing business conditions, then the quality of the Company's services, its ability to retain key personnel and its results of operations could be materially adversely affected.

     Depending on the value and nature of the consideration paid by PSS for acquisitions, such acquisitions, including the proposed Gulf South Merger, may adversely affect PSS' liquidity. In making acquisitions in the future, PSS anticipates that it may compete for acquisitions with other companies, many of which are larger and have greater financial resources than PSS. There can be no assurance that PSS will be successful in consummating acquisitions and integrating them into PSS' operations. PSS has financed acquisitions, and anticipates that it will finance future acquisitions, through cash on hand, the issuance of common stock and borrowings. Such financing may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, either of which could have a material adverse effect on PSS' financial condition and results of operations. Such acquisitions could also be dilutive to the earnings per share of PSS before giving effect to certain expected potential costs savings and synergies. PSS has taken, and in the future may take, charges in connection with acquisitions, including the proposed Gulf South Merger. There can be no assurance that the costs and expenses incurred will not exceed the estimates upon which such charges are based. The indenture governing PSS' Notes (the "Indenture") and PSS' credit facility limits acquisitions and contain financial covenants which may further limit PSS' ability to make acquisitions.

RISKS RELATING TO PROPOSED GULF SOUTH MERGER

  Integration of Operations. The success of the proposed Gulf South Merger will be determined by various factors, including the performance of the combined company's operations after the proposed Gulf South Merger and management's ability to effectively integrate the operations of PSS and Gulf South. Among other matters, the successful combination of PSS and Gulf South will require integration of the two companies' sales, marketing and distribution resources, purchasing activities, management information systems, and management and other key personnel. The integration of the operations of PSS and Gulf South may be negatively affected if, among other things: (i) customers, particularly large chains upon which Gulf South's business depends to a significant degree (See "--Dependence on Customer Relationships"), are not retained or do not react positively to the proposed Gulf South Merger or to some of the planned changes to integrate the businesses; (ii) unanticipated integration costs are incurred; (iii) costs or difficulties related to the integration of the businesses of PSS and Gulf South are greater than expected; or (iv) key employees, managers and sales personnel are not retained and effectively assimilated. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. In addition, the integration of operations following the Merger will require the dedication of management and other personnel, which may distract their attention from the day-to-day business of the combined company. There can be no assurance that the anticipated benefits of the proposed Gulf South Merger will be realized or that the proposed Gulf South Merger will not adversely affect the future business, financial condition and results of operations of PSS.

  Possible Dilutive Effects of Proposed Gulf South Merger on Earnings. Financial analyses prepared in contemplation of the proposed Gulf South Merger indicated that the proposed Gulf South Merger could be dilutive to the earnings per share of PSS in calendar years 1998 and 1999 before giving effect to certain expected cost savings and synergies. Although PSS and Gulf South have entered into the Gulf South Merger Agreement with the expectation that the proposed Gulf South Merger will achieve such cost savings and synergies, the actual operating or financial results achieved by the combined company may vary from expected results. Such variations may result from, among other factors, business and operational difficulties involved in integrating sales, marketing and distribution resources and purchasing activities, the timing and amount of synergies actually realized, the costs associated with achieving such synergies and other factors. There can be no assurance that the anticipated benefits of the proposed Gulf South Merger will be realized or that the proposed Gulf South Merger will not adversely affect the business, financial condition and results of the operations of PSS.

  Substantial Expenses Resulting from the Proposed Gulf South Merger. PSS and Gulf South estimated that they will incur direct transaction costs relating primarily to regulatory filing costs, and the fees of financial advisors, attorneys, accountants, financial printers and proxy solicitors associated with the proposed Gulf South Merger, which will be charged to operations upon consummation of the proposed Gulf South Merger. PSS and Gulf South also expect PSS to incur an additional significant charge to operations to reflect anticipated costs associated with integrating the two companies. Such charges are not currently estimable with a reasonable degree of accuracy but preliminary estimates indicate that the total of these charges, together with the direct transaction costs, may range between $35 to $45 million. There can be no assurance that actual costs will not substantially exceed such estimates, that unanticipated expenses associated with the integration of the two companies will not arise, or that PSS will not incur additional material charges in subsequent quarters to reflect additional costs associated with the integration of the two companies.

  Dilution of Ownership Interest of Current PSS Stockholders and Potential Adverse Market Effect of PSS Common Stock in Proposed Gulf South Merger. Following the proposed Gulf South Merger, the current stockholders of PSS will own approximately 58.9% of the outstanding shares of PSS Common Stock. This represents substantial dilution of the ownership interest in PSS Common Stock by PSS' current stockholders. Additionally, if the proposed Gulf South Merger is consummated, PSS will issue to stockholders of Gulf South an aggregate of approximately 28,621,187 shares of PSS Common Stock. Immediately upon consummation of the proposed Gulf South Merger, approximately 25,545,378 of such shares will be freely tradeable. As a result, substantial sales of PSS Common Stock could occur after the proposed Gulf South Merger. Future sales of a substantial number of shares of PSS Common Stock could adversely affect or cause substantial fluctuations in the market price of PSS Common Stock.

RISKS THAT THE PROPOSED GULF SOUTH MERGER WILL NOT CLOSE

     Consummation of the proposed Gulf South Merger is subject to various conditions, including, without limitation: (i) approval by the stockholders of Gulf South of the Gulf South Merger Agreement; (ii) approval by the stockholders of PSS of the issuance of shares of PSS Common Stock pursuant to the Gulf South Merger Agreement; (iii) approval by the stockholders of PSS of an amendment to the Amended and Restated Articles of Incorporation, as amended, of PSS to increase the authorized capital stock of PSS; (iv) receipt by PSS and Gulf South of an opinion of Alston & Bird LLP dated as of the effective date of the Gulf South Merger relating to certain tax matters; and (v) satisfaction of certain other usual and customary closing conditions. PSS cannot predict whether the Gulf South Merger Agreement will be acceptable to Gulf South's or PSS' stockholders. In addition, pursuant to the Gulf South Merger Agreement, Gulf South and PSS agreed to use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders required in connection with the consummation of the proposed Gulf South Merger. Although PSS and Gulf South are seeking such consents, it is uncertain whether such consents will be obtained. If the parties have not satisfied all required conditions to the proposed Gulf South Merger the consummation of the proposed Gulf South Merger may be delayed until that time when such requirements have been met. There can be no assurance that such delay would not have a material adverse effect on the business, prospects, financial condition or results of operations of PSS and Gulf South on a combined basis. In addition, if the parties have not obtained all requisite consents at such time as all other material conditions to the proposed Gulf South Merger have been satisfied or waived, PSS and Gulf South may nonetheless determine to consummate the proposed Gulf South Merger. If PSS and Gulf South determine to consummate the proposed Gulf South Merger without having obtained such consents, no assurance can be given that any resulting loss of that portion of Gulf South's business to which the consents relate will not have a material adverse effect on the business, prospects, financial condition or results of operations of PSS and Gulf South on a combined basis. There can be no assurance that the conditions to closing the proposed Gulf South Merger will be fulfilled or that the Company will complete the proposed Gulf South Merger on the terms currently contemplated or at all.

     Pursuant to a Stock Option Agreement dated December 14, 1997 by and between PSS, as issuer, and Gulf South (the "PSS Stock Option Agreement"), PSS has granted Gulf South an irrevocable option (the "PSS Option") to purchase from PSS, under certain circumstances, up to 8,098,523 authorized and unissued shares of PSS Common Stock (equal to 19.9% of the issued and outstanding shares of PSS Common Stock as of December 12, 1997), at a price of $23.00 per share, subject to adjustment upon certain changes in PSS' capitalization. Certain aspects of the PSS Stock Option Agreement (including the fact that the exercise of the PSS Option would render PSS ineligible for "pooling of interests" accounting treatment for any busines combination that would trigger exercisability of the PSS Option) may have the effect of discouraging persons who might now or prior to the effective time of the Gulf South Merger be interested in acquiring all of or a significant interest in, or otherwise effecting a business combination with, PSS, from considering or proposing such a transaction.

     Because the consummation of the proposed Gulf South Merger is subject to various conditions, all references to Gulf South and the Gulf South Merger in this Prospectus assume the consummation of the proposed Gulf South Merger. If the proposed Gulf South Merger is not consummated, the references to Gulf South and the Gulf South Merger may not be applicable. In the event the proposed Gulf South Merger is consummated, certain Risk Factors which follow refer to specific risks which are applicable to Gulf South.

RISKS OF BUSINESS GROWTH AND MARGIN PRESSURES DUE TO CHANGING MARKET CONDITIONS

     A key element of Gulf South's and PSS' growth strategies are to increase sales to existing and new customers, including large chains and independent operators and provider groups, by adding one or more new strategic distribution centers or expanding existing distribution centers and by hiring additional direct sales or other personnel and through national account sales efforts. Such efforts will result in increased operating expenses. There can be no assurance that the establishment of new distribution centers, the expansion of existing distribution centers, the addition of new sales or other personnel or national account sales efforts will result in additional revenues or operating income. The expansion of Gulf South's business with large chains and PSS' business with consolidating provider groups has in the past resulted in competitive pricing pressures and lower operating margins and such pressure on margins may continue in the future. As a result of changes occurring in the long-term care market, physician and alternate site markets, both the nature of Gulf South's and PSS' customer base as well as the products and services required by its customers are changing. The failure by management to effectively respond to and manage changing business conditions, including changes in customer requirements and changes to Gulf South's and PSS' overall product mix, could have an adverse effect on Gulf South's and PSS' business and results of operations and on operating margins.

     PSS has grown through, and PSS anticipates that it will continue to grow through, the opening of start-up service centers. PSS anticipates that each start-up service center opened will generally incur operating losses for a period of time which has historically been approximately 18 months. Accordingly, PSS' planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period, and that substantial indebtedness may be incurred in connection with, and significant losses could result from, unsuccessful start-ups.

EXPANSION INTO NEW LINES OF BUSINESS

     PSS recently has expanded into new product areas, including distributing imaging equipment, chemicals and supplies and providing technical service to physicians, other alternate-site providers and hospitals through its Imaging Business. Since PSS has not historically distributed medical equipment and supplies to the long-term care market, the proposed Gulf South Merger would expand PSS into another new market. The integration and operation of these new business may place significant demands on PSS' management and other resources. There can be no assurance that there will be any operating efficiencies between these businesses or that these businesses can be operated profitably. PSS has pursued, and anticipates that it will continue to aggressively pursue, expansion opportunities in these and other medical equipment and supplies distribution markets; however, there can be no assurance that PSS will be successful in acquiring, integrating or operating additional businesses. In addition, although PSS is restricted by the terms of the Indenture from engaging in any business other than those previously engaged in and certain reasonably related businesses, PSS may in the future, enter into other lines of business, which may have the same or additional risks as its existing businesses. There can be no assurance that if PSS were to enter into any additional lines of business that it would be able to operate such businesses successfully. See "--Acquisition Strategy."

DEPENDENCE ON VENDOR RELATIONSHIPS

     PSS distributes over 39,000 medical products manufactured by approximately 3,000 vendors and is dependent on these vendors for the manufacture and supply of products. PSS has entered into a contract with Abbott which accounted for approximately 14% and 16% of PSS' revenues in fiscal years 1996 and 1997, respectively, and which may be terminated by Abbott if PSS does not meet certain sales levels (the "Abbot Agreement"). PSS and Abbott have in the past renegotiated such sales levels. Sales pursuant to a distribution agreement with
F. Hoffman-La Roche Ltd. accounted for approximately four percent of PSS' sales in fiscal year 1997. In addition, PSS has entered into other separate exclusive distribution agreements, including agreements for certain products manufactured by Siemens AG, Hologic, Inc., C. R. Bard, Inc., Tanita Corporation of America, Inc. and HumaScan Inc. PSS' ability to maintain good relations with these vendors will affect the profitability of its business. Currently, PSS relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that PSS will maintain good relations with its vendors.

DEPENDENCE ON CUSTOMER RELATIONSHIPS

     Gulf South depends on a limited number of large customers for a significant portion of its net sales. Consolidation among long-term care providers including several national hospital and drug wholesale distributors and health care manufacturers, and the expansion of Gulf South's business with large chains could increase such dependence, result in the loss of customers as a result of acquisitions and result in competitive pricing pressures and lower operating margins. In fiscal year 1996 and the nine months ended September 30, 1997, Gulf South's largest five customers accounted for approximately for 32.2% and 12.6%, respectively, of net sales. Beverly Enterprises accounted for 19.6% and 27.4% of net sales for fiscal year 1996 and for the nine months ended September 30, 1997, respectively. As is customary in its industry, Gulf South does not have any long-term contracts with its customers and sells on a purchase order basis only. The loss of, or significant declines in the level of purchases by, one or more of these customers would have a material adverse effect on Gulf South's business and results of operations. Although Gulf South has not to date experienced any failure to collect accounts receivable from its largest customers, an adverse change in the financial condition of any of these customers, including as a result of a change in governmental or private reimbursement programs, could have a material adverse effect upon Gulf South's results of operations or financial condition.

LITIGATION AND LIABILITY EXPOSURE

     Gulf South and certain of its current and former officers and directors, among others, are named as defendants in two purported securities class action lawsuits entitled Ernest Klein v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv526WS, and Ann Krupnick v. Gulf South Medical Supply, Inc., et al., Civil Action No. 3:97cv525BN. Both actions, which were filed on July 21, 1997, are pending in the United States District Court for the Southern District of Mississippi. The plaintiff in the Klein action alleges, for himself and for a purported class of similarly situated stockholders that allegedly purchased stock in Gulf South's June 1996 public offering of three million shares of its common stock (the "June 1996 Offering"), that the defendants engaged in violations of certain provisions of the Securities Act of 1933 and Mississippi state law. The plaintiff in the Krupnick action alleges for herself and for a purported class of similarly situated stockholders who purchased Gulf South's stock between May 2, 1996 and July 22, 1996, that the defendants engaged in certain violations of the Exchange Act, Rule 10b-5 promulgated thereunder and Mississippi state law. Both lawsuits relate to disclosures made in the prospectus issued by Gulf South in connection with its June 1996 Offering. Plaintiffs seek damages, including costs and expenses. Gulf South believes that the allegations contained in the complaints are without merit and intends to defend vigorously against the claims. However, the lawsuits are in their earliest stages, and there can be no assurances that this litigation will ultimately be resolved on terms that are favorable to Gulf South.

     Although neither PSS nor Gulf South is a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that neither PSS nor Gulf South has experienced any significant product liability claim to date and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. PSS operates approximately 620 vans to deliver medical products on a same-day delivery basis. PSS has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance, subject to applicable retentions and deductibles. PSS believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against PSS.

RISKS OF LEVERAGE

      In connection with the issuance in October 1997 of 8 1/2% Senior Subordinated Notes due 2007, PSS incurred $125.0 million in indebtedness. As a result of this increased leverage, PSS' principal and interest obligations have increased substantially. The level of its indebtedness could adversely affect PSS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes and could limit its flexibility in reacting to changes in the industry and economic conditions generally. PSS' increased leverage could also adversely affect its liquidity, as a substantial portion of cash flow from operations must be dedicated to debt service and will not be available for other purposes. PSS believes, based on current circumstances, that its cash flow, together with available borrowings under its credit facility, will be sufficient to permit it to meet its operating expenses and to service its debt requirements as they become due for the foreseeable future. This belief assumes, among other things, that PSS will succeed in implementing its business strategy and that there will be no material adverse developments in its business, liquidity or capital requirements. However, if PSS is unable to generate sufficient cash flow from operations to service its indebtedness, it will be forced to adopt an alternative strategy that may include options such as reducing or delaying acquisitions and capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

DEPENDENCE ON KEY MANAGEMENT

      The success of PSS is dependent upon the efforts and abilities of its senior management, including senior Gulf South management retained through the proposed Gulf South Merger. The loss of one or more of such individuals may adversely affect PSS' business. Because of PSS' decentralized operating structure, PSS is also dependent upon its operations and sales managers for each of its service areas. There can be no assurance that PSS will be able to retain such key personnel or attract qualified personnel in the future.

DEPENDENCE ON SALES REPRESENTATIVES AND SERVICE SPECIALISTS

      PSS believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. PSS' sales growth has resulted largely from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of PSS. Due to the relationships developed between PSS' sales representatives and its customers, upon the departure of a sales representative PSS faces the risk of losing the representative's customers, especially if the representative were to act as a representative of PSS' competitors. PSS generally requires its sales representatives and service specialists to execute a non-competition agreement as a condition of their employment, however PSS has not obtained non-competition agreements from certain of the sales representatives and service specialists hired through acquisitions. Although courts have generally upheld the terms of PSS' non-competition agreements in the past, there can be no assurance that such agreements will be upheld in the future. In addition, the radiology and imaging equipment market served by the Imaging Business is reliant on the hiring and retention of skilled service specialists to maintain such equipment. There is a current shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability of PSS to hire or retain such skilled specialists could limit its ability to expand its Imaging Business and adversely affect its business, financial condition and results of operations. There can be no assurance that PSS will be able to retain or attract qualified personnel in the future.

COMPETITION

      The distribution and marketing of medical products is highly competitive. PSS' competitors include full-line, full-service medical supply companies, some of which are national in scope, local and regional distributors and manufacturers who distribute their products directly to users. These companies have sales representatives competing directly with PSS. There are also several mail order firms which distribute medical products on a national or regional basis. Some of these competitors are substantially larger in size and have substantially greater financial resources than PSS. In addition, consolidation within the healthcare industry has resulted in increased competition by large national distributors and drug wholesalers. In response to competitive pressures, PSS has in the past lowered, and may in the future lower, selling prices in order to maintain or increase market share, which has resulted, and may in the future result, in lower gross margins. PSS could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of PSS could obtain exclusive rights to market a certain product to the exclusion of PSS. There can be no assurance that PSS will not face increased competition in the future.

      Gulf South's competitors include a variety of regional, local and national distributors, including several mail order firms which distribute medical products. Barriers to entry in the long-term care distribution industry are relatively low, and the risk of new competitors entering the market, particularly on a local level, is high. In addition, consolidation within the long-term care distribution industry has resulted in increased competition by large national distributors. In response to competitive pressure, Gulf South has in the past lowered, and may in the future lower, selling prices in order to maintain or increase market share, which has resulted, and may in the future result, in lower gross margins. Although several national hospital and drug wholesale distributors and health care manufacturers presently sell to the long-term care market, to date the long-term care market has not been a primary focus for such distributors and manufacturers. However, such distributors and manufacturers may focus their efforts more directly on the long-term care market. Hospitals that form alliances with long-term care facilities to create integrated healthcare networks may look to hospital distributors and manufacturers to furnish products to their long-term care affiliates. Because certain of Gulf South's competitors have cost advantages over Gulf South due to their ability to purchase products in large volumes, the Company may experience significant pricing pressures from these and other competitors.

MANAGEMENT OF INTERNATIONAL BUSINESS

      Through its WorldMed International, Inc. subsidiary, PSS has recently acquired medical supply distributors serving physicians in Belgium, France, Germany, Luxembourg and the Netherlands and plans to increase its presence in European markets. As PSS expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. PSS has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that PSS' services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets. The cost of medical care in many European countries is funded by the government, which may significantly impact spending budgets in certain markets. International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.

IMAGING BUSINESS TECHNOLOGY

      The development of new technology may change the manner in which diagnostic imaging services are provided. Recently, certain manufacturers have developed digital radiology equipment that does not rely on film and film products, which currently constitute a substantial percentage of the products distributed by the Imaging Business. No assurance can be given that the introduction and proliferation of digital radiology or other technological changes will not result in a material adverse change in the Imaging Business. While PSS anticipates that it will distribute new imaging technology, there can be no assurance that PSS will obtain distribution agreements or develop vendor relationships to distribute such new technology. In addition, there can be no assurance that PSS would be able to distribute any such new technology profitably.

RELIANCE ON THIRD-PARTY SHIPPERS

      Because Gulf South believes that its success to date is dependent in part upon its ability to provide prompt, accurate and complete service to its customers on a price-competitive basis, any material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Strikes or other service interruptions affecting United Parcel Service ("UPS") or other common carriers used by Gulf South to ship its products, such as the strike by UPS workers in 1997, could impair Gulf South's ability to deliver products on a timely and cost-effective basis. In addition, because Gulf South typically bears the cost of shipment to its customers, any increase in shipping rates could have an adverse effect on Gulf South's operating results.

RISKS ASSOCIATED WITH INVENTORY MANAGEMENT

      In order to provide prompt and complete service to its customers, Gulf South maintains a significant investment in product inventory (approximately $27.2 million and $31.7 million at December 31, 1996 and September 30, 1997, respectively) at its 23 warehouse locations. Although Gulf South closely monitors its inventory exposure through a variety of inventory control procedures and policies, there can be no assurance that such procedures and policies will continue to be effective or that unforeseen product development or price changes will not adversely affect Gulf South's business or results of operations. In addition, Gulf South may assume the inventory of distributors that it acquires which includes product lines or operating assets not normally carried or used by Gulf South. These product lines or assets may be difficult to sell, resulting in Gulf South writing off any such unsold inventory or unused assets in future periods.

REGULATION OF AND CHANGES IN THE PRACTICE OF MEDICINE

      The health care industry is subject to extensive government regulation, licensure and operating procedures. Neither PSS nor Gulf South can predict the impact that present or future regulations may have on operations of PSS or Gulf South or on their plans to expand business activities. In addition, as consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom neither PSS nor Gulf South has had prior selling relationships. PSS and Gulf South are increasingly focusing on national accounts where the purchasing decision may not be made by their traditional customers. There can be no assurance that PSS or Gulf South will be able to maintain their customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. In addition, national health care reform has been the subject of a number of legislative initiatives by Congress. Due to uncertainties regarding the ultimate features of health care reform initiatives and their enactment and implementation, neither PSS nor Gulf South can predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on PSS or Gulf South or their respective customers. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors of their strategies to respond to reform initiatives and general industry conditions could produce volatility in the training and market price of PSS Common Stock.

DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

      The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by PSS.

TWO-TIER PRICING

      As a result of the Non-Profit Act of 1944, the medical-products industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical products than PSS. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although PSS is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may place PSS at a competitive disadvantage.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

      Net sales and operating results may fluctuate quarterly as a result of demand for PSS' products and services, the introduction of new products and services by PSS and its competitors, acquisitions or investments, changes in manufacturers' prices or pricing policies, changes in the level of operating expenses, product supply shortages, inventory adjustments, changes in product mix and general competitive and economic conditions. In addition, a substantial portion of PSS' net sales in each quarter result from orders booked in such quarter. Accordingly, PSS believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. It is possible that in certain future periods, PSS' operating results may be below the expectations of analysts and investors, which could materially and adversely affect the trading price of the Common Stock.

RELIANCE ON DATA PROCESSING

      PSS' and Gulf South's businesses are dependent upon their ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. PSS typically receives rebates from manufacturers for the purchase of certain products for its Imaging Business and needs sophisticated systems to carefully track and apply for such rebates. Interruption or failure of data processing capabilities for any extended length of time, the failure to upgrade data services, the inability of PSS' data processing system to support the expanded scope of PSS' or Gulf South's businesses or to adequately track PSS' Imaging Business rebates, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could adversely affect PSS' and Gulf South's ability to receive and process customer orders and ship products on a timely basis and otherwise have a material adverse effect on PSS' business, financial condition and results of operations.

ENVIRONMENTAL LIABILITIES AND REGULATIONS

      The past and present business operations of PSS and Gulf South and the past and present ownership and leasing of real property by PSS are subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances. Certain of the products distributed and serviced by PSS' Imaging Business contain chemicals and byproducts which require proper disposal under applicable environmental law. Neither PSS nor Gulf South can predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of applicable regulatory agencies or stricter interpretations of existing laws, and discovery of new conditions, may require additional expenditures by PSS, some of which may be material.

Anti-Takeover Provisions; Possible Issuance of Preferred Stock

      PSS' Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, PSS and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, the rights of the holders of PSS Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock of PSS that may be issued in the future and that may be senior to the rights of the holders of PSS Common Stock. Furthermore, PSS has not opted out of certain provisions of the Florida Business Corporation Act, including the provisions relating to control-share acquisitions, which could have the effect of delaying, deferring or preventing a change in control of PSS without further action by its stockholders.

                            MERGERS AND ACQUISITIONS

      On October 17, 1997, the Company acquired Alexander Surgical Supply Company, Inc. ("Alexander"), a company organized under the laws of the State of California, pursuant to a merger by which the shareholders of Alexander received shares of Common Stock in exchange for their shares of stock in Alexander (the "Alexander Merger"). In connection with the Alexander Merger, the Company granted the former shareholders of Alexander the right to register for resale the shares of Common Stock held by such shareholders. The former shareholders of Alexander who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "Selling Shareholders."

      The Selling Shareholders have acquired the 70,275 shares of Common Stock offered hereby pursuant to the above-referenced merger and acquisition transaction.

      Pursuant to certain demand registration rights granted in connection with such merger, the Company agreed to register the shares of Common Stock offered by the Selling Shareholders hereunder, and to use its best efforts to maintain such registration statement in effect until the Shares are sold hereunder or up to 60 days following the date of this Prospectus. This Prospectus may not be used by the Selling Shareholders following the earlier of (i) the date all shares of Common Stock offered hereby have been sold, or (ii) 60 days following the date of this Prospectus.

                              SELLING SHAREHOLDERS

      The following table sets forth (i) the name of the Selling Shareholders,
(ii) the number of shares of Common Stock beneficially owned by the Selling Shareholders prior to the offering and being offered hereby, and (iii) the number of shares of Common Stock beneficially owned by the Selling Shareholders after completion of the offering.

                                              Shares Beneficially                      Shares Beneficially
                                                Owned Prior to         Shares Being        Owned After
           Selling Shareholders                  Offering/(1)/           Offered         Offering(1)(2)
           --------------------               -------------------      ------------    -------------------
Moussa Lavi(2)(3)                                 85,393                   34,435          15,118
Fariba Lavi(2)(3)                                 85,393                   35,840          15,118

-----------------------

(1) Assumes that all of the Shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of Common Stock prior to completion of this offering. Each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding.
(2) For Mr. Moussa Lavi, includes 35,840 shares held of record by Ms. Fariba Lavi, his spouse. For Ms. Fariba Lavi, includes 34,435 shares held of record by Mr. Moussa Lavi, her spouse. Also, includes 7,408 shares for Mr. Moussa Lavi and 7,710 shares for Ms. Fariba Lavi, being held in escrow pursuant to an Escrow Agreement dated October 10, 1997, which may be used to indemnify the Company against certain claims in connection with the Alexander Merger.
(3) Mr. Moussa Lavi served as President and Treasurer of Alexander prior to the Alexander Merger. Ms. Fariba Lavi served as Secretary of Alexander prior to the Alexander Merger.

                              PLAN OF DISTRIBUTION

      The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PSSI." The Common Stock offered hereby will be sold by the Selling Shareholders for their own account and the Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time
(i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

      The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders, or by transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Any or all of the shares of Common Stock may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) an exchange distribution in accordance with the rules of such exchange; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In affecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers and dealers will receive commission or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale.

      The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Company and/or the Selling Shareholders and any underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

      At the time a particular offer of Common Stock is made, to the extent required a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

      The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders and the Selling Shareholders shall bear the remaining one-half of all expenses on a pro rata basis. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                                 LEGAL MATTERS

      A legal opinion to the effect that the Shares offered hereby by the Selling Shareholders are validly issued, fully paid and non-assessable has been rendered by Fred Elefant, P.A., Jacksonville, Florida, general counsel to the Company.

                                    EXPERTS

      The consolidated financial statements of PSS incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

      The consolidated financial statements of Gulf South for the years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Joint Proxy Statement/Prospectus of PSS and Gulf South that is made a part of the Registration Statement (Amendment No. 1 to Form S-4) filed with the Securities and Exchange Commission on February 26, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Gateway Healthcare Corporation as of December 31, 1995 and 1994 and for the years then ended, incorporated by reference into this registration statement from Gulf South's Current Report on Form 8-K/A dated December 26, 1996 filed with the Commission on March 11, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report included therein, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

===============================================================================

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representation must the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.




                             -------------------


                               TABLE OF CONTENTS


                                                                        Page
                                                                        ----
Available Information...................................................  2
Incorporation of Certain
    Documents by Reference..............................................  2
Cautionary Notice Regarding
    Forward-Looking Statements..........................................  3
The Company.............................................................  4
Recent Developments.....................................................  5
Risk Factors............................................................  6
Mergers and Acquisitions................................................  16
Selling Shareholders....................................................  17
Plan of Distribution....................................................  18
Legal Matters...........................................................  19
Experts.................................................................  19

===============================================================================

===============================================================================


                                 70,275 SHARES



                              PHYSICIAN SALES &
                                 SERVICE, INC.


                                 COMMON STOCK





                              P R O S P E C T U S





                                            , 1998



===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Registration fee to Securities and Exchange Commission.......    $417.94
        Accounting fees and expenses.................................     30,000
        Legal fees and expenses......................................     10,000
        Miscellaneous expenses.......................................      5,000

                Total................................................ $45,417.94

     The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Registrant set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time, and judicial or administrative decisions. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant. Notwithstanding the foregoing, the Amended and Restated Bylaws of the Registrant provide that the Registrant shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Registrant prior to sixty (60) days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

     The Florida Business Corporation Act contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) an unlawful distribution under Florida law, (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this Registration Statement:

Exhibit No.     Description
-----------     -----------

4.1 Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-3, effective November 13, 1995, Registration No. 33-97524).

4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No. 33-76580).

5.1 Opinion of Fred Elefant, P.A. as to the legality of the securities being offered by the Selling Shareholders.

23.1 Consent of Fred Elefant, P.A. (included in the opinion filed as Exhibit 5.1).

23.2            Consent of Arthur Andersen LLP.

23.3            Consent Ernst & Young LLP.

23.4            Consent of KPMG Peat Marwick LLP.

24.1 Power of Attorney (included as part of the signature page hereto).

ITEM 17.     UNDERTAKINGS.

(a)     The Undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 23, 1998.

                                       PHYSICIAN SALES & SERVICE, INC.


                                       By: /s/ PATRICK C. KELLY
                                          -------------------------------------
                                       Name:  Patrick C. Kelly
                                       Title: Chairman and Chief Executive
                                              Officer

                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Patrick
C. Kelly and David A. Smith, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Physician Sales & Service, Inc. or a registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 23, 1998.

SIGNATURE                                            TITLE
---------                                            -----

/s/ PATRICK C. KELLY                  Chairman of the Board and Chief Executive
-----------------------------         Officer (Principal Executive Officer)
Patrick C. Kelly


/s/ DAVID A. SMITH                    Executive Vice President, Chief Financial
-----------------------------         Officer and Director (principal financial
David A. Smith                        and accounting officer)


/s/ JOHN F. SASEN, SR.                Director
-----------------------------
John F. Sasen, Sr.


/s/ DELMER W. DALLAS                  Director
-----------------------------
Delmer W. Dallas


/s/ WILLIAM C. MASON                  Director
-----------------------------
William C. Mason


/s/ T. O'NEAL DOUGLAS                 Director
-----------------------------
T. O'Neal Douglas


/s/ FRED ELEFANT                      Director
-----------------------------
Fred Elefant


/s/ DELORES KESLER                    Director
-----------------------------
Delores Kesler


/s/ JAMES L.L. TULLIS                 Director
-----------------------------
James L.L. Tullis

                                 EXHIBIT INDEX


                                                                                            Sequentially
Exhibit No.      Description                                                                Numbered Page
-----------      -----------                                                                -------------
4.1              Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from Registrant's
                 Registration Statement on Form S-3, effective November 13,
                 1995, Registration No. 33-97524).

4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form
                 S-1, Registration No. 33-76580).

5.1 Opinion of Fred Elefant, P.A. as to the legality of the shares being offered by the Selling Shareholders.

23.1 Consent of Fred Elefant, P.A. (including in the opinion filed as Exhibit 5.1).

23.2             Consent of Arthur Andersen LLP.

23.3             Consent of Ernst & Young LLP.

23.4             Consent of KPMG Peat Marwick LLP.

24.1 Power of Attorney (included as part of the signature page hereto).